Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 6, 2024 (except for Note 2 and 22, as to which the date is January 24, 2025), in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-283900) and related proxy statement/prospectus of Cara Therapeutics, Inc.

/s/ Ernst & Young LLP

Stamford, Connecticut
February 13, 2025